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On November 2, 2005 Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”), gave a presentation at a Ryan, Beck & Co. banking conference in New York and the transcript of the presentation is attached.
Conference Call Transcript
Prepared by Thomson Financial
SOV — Sovereign Bancorp at Ryan Beck 2005 Financial Institutions Investor Conference
Event Date/Time: Nov. 02. 2005 / 1:35PM ET
CORPORATE PARTICIPANTS
Ben
Ryan Beck — Analyst
Jay Sidhu
Sovereign Bancorp — CEO
CONFERENCE CALL PARTICIPANTS
Mark Reasman
Shareholder
Anton
Analyst
PRESENTATION
Ben — Ryan Beck — Analyst
Okay, good afternoon. If everyone can sit down and take their seats, we are going to get the program started. As is always the case at our conference, we seem to be on a very tight schedule. Hopefully you enjoyed lunch, and you got some take-home value from Annette Berg’s presentation about customer retention strategies.
As I said at the kickoff this morning, we had a few schedule changes. We are a very dynamic organization, and we read the press. And obviously have had— I think Sovereign’s been on our presentations for a number of years, and we decided it was appropriate to ask Jay Sidhu to come today to respond to the investment community with respect to many of the questions that have arisen out of (ph) last week over their announced transaction.
As I understand it— and there is a handout— this is a new presentation. This is one intended to deal not so much with Sovereign with the transaction— you saw a lot of the background— but really some of the questions that have arisen in connection with the transaction. I’ve asked Jay to keep his formal comments to about 10 minutes, so he may rush through, I’m sure, a number of these slides, but just so we have time for meaningful questions from the audience. And I’m going to stay up here and be a moderator and help move this along, because I know we could probably fill an hour or two hours with this discussion, but we’re not going to be able to do that in this short period of time.
So with that, Jay, I turn the stage over to you.
Jay Sidhu — Sovereign Bancorp — CEO
Okay. Thank you very much, Ben (ph), and good afternoon, ladies and gentlemen. Obviously I recognize very much that there’s been lack of good communication on our part. I obviously thought (ph) earlier if we shared this opportunity with fellow shareholders to stand over here and have a good candid discussion. So, what we put together are the five questions, most frequently questions that I have been asked and other people, my colleagues— help me with this, Casey (ph)— somebody just unable to move this.
And then, so that we can get on with this. So, the first question— and getting into the summary at the transaction completely. As you all know, we tried to do nothing other than try to build a transaction around building shareholder value. We insiders beneficially own 8% of the stock, and I myself own directly 2.5, 2, 3 million shares and beneficially over 4.7 million shares. And our only objective is to build shareholder value. So, that’s why in that spirit these are the six questions that came up to discuss with you very quickly the financial benefits in a very simple way, the way we were thinking, okay, and we haven’t done it that way with you.
And why acquire Independence? Why not just sell Sovereign today? And was this transaction done as a reaction to the dissident shareholders? How did we come up with a potential $40 minimum purchase price for Sovereign in this 2008, 2009 period? And what’s all this about poor corporate governance allegations being made by relational (ph)?
If you look at the transaction, this is the way we were thinking, so we’re doing an equity offering at $27 a share, which in our and mind we were thinking of that at about 15 times 2005 earnings, an equity offering at 14.9 times 2005 earnings.
That equity offering would give us, if we sell 89 million shares, would give us 2.4 billion in cash. This 2.4 billion in cash is about 462 million higher than if we would have done an equity offering at an average last time (ph) day price at that time. And you know every time you do equity offering, it’s actually done below that price, but let’s assume we would have been successful. So, it’s a $462 million premium.
And then, we got a commitment from Santander to give us 1.2 billion of cash as tier 1 capital or debt, if that’s our choice. So, we take 2.4, add 1.2. That’s 3.6 billion. That’s exactly what Independence is getting from us is 3.6 billion, okay? And you can see clearly price being paid is $42. That is 3.6 billion. We got $5.44 of that from Santander.

They’re requiring (ph) the company for $36.56. That’s assuming our price would not have been impacted the day we announced the deal. That is 13.6 times 2000 earnings, 12.1 times 2006 earnings, including a run rate of cost savings.
So, we created a very attractive franchise. We have created a new fleet. In our minds, that’s what we were looking at. All the way from New England to Philadelphia we created a new fleet, a fleet that got 50% premium over market. So, that’s what we were trying to do, and we did it, and we did it in a way which was accretive to our GAAP earnings. It’s accretive to our cash earnings. Our tangible book value dilution, which always happens refer (ph) to the accounting as recovered in two to three quarters, and— I’m sorry, the capital is recovered in two to three quarters, and our book value dilution is recovered in four to five quarters.
And at the same time, we structured a deal that we believe our shareholders, including all of us, are going to get a full price for our company because of this franchise value creation within that two to five-year period. And we see numerous other benefits from a partnership with a world-class financial institution, Santander.
Why Independence? Why Independence? Because we think it’s a terrific company. And when you combine Independence with Sovereign, it’s accretive to our franchise and accretive to our earnings, and there are significant synergies for revenue enhancement. It’s got a very good management team and, at the same time, there is an experience in multi-family lending, good quality, low risk multi-family lending and expertise in commercial real estate. You can see from the loan portfolio those are still nothing that we’ve added connects (ph) to our risk, but we’ve added new expertise.
Another question you ask us, why not just sell Sovereign today? Well folks, that’s a very good question. Issuing equity at 24% premium over market or at 14.9 times 2005 EPS for 19.8% of the company with the possibility to sell at about 16 times earnings at a future date in our assessment is a better transaction, because we clearly came to the conclusion because potential acquirers have lower PE’s and lower earnings growth rate than Sovereign, now is not the time to maximize shareholder value for Sovereign.
If you look at what is an opportunity for Sovereign to create shareholder value for the future, you see it very clearly. We are correctly an opportunity where we provide value for our shareholders today. How has Sovereign performed over a 10-year period, over a 5-year period, over a 3-year period, compared to the Lehman Brothers mid-cap tier index? You can see its 123 over a 10-year period versus 213 for us. That’s focused on long-term shareholder value creation.
Was this transaction done as a reaction to the dissident shareholders? Let me just give you the facts as to how this transaction was done. This was structured, as I just shared with you, to provide great value for our shareholders, and this transaction was developed over months of negotiations. And this transaction, when we were in the midst of some of the negotiations, I made a public statement on our second quarter earnings call and prior to that on CNBC that, in our strategic options, we are looking at the partnership with overseas high quality banks as one of the strategic options for us to enhance shareholder value, okay? And so, there is no question about it. The 19.8% restriction you know all that, and in the Q&A we can get into that.
How we came up with a $40 minimum price for 2008, 2009? I remember that. I was sitting (ph) in with Greg when I negotiated that, okay? And this is what I had on a piece of paper that I worked on in the airplane before I got here, okay? I’m sharing with you exactly what we did.

If you take 8% earnings growth rate for Sovereign or you take a 10% earnings growth rate for Sovereign, we take time to integrate the Independence deal. What would be our earnings? We have a track record of delivering greater than 8% earnings growth rate, okay? So, on an average, so you can see, folks, that 40, which happens to be about 4 times tangible book value also if you take another way of looking at it, and there are companies in our peer group who are trading today at greater than 4 times tangible book. So, it appears like a very but price compared to $22 where we are trading today, and I’m glad it appears a good price because that is the way we as shareholders think. We want to create value for our shareholders, and that is why it’s become a very attractive franchise.
A question that many of you asked is what about the governance issues that are all being raised about your company? Let me just share with you some facts. ISS ranks Sovereign’s corporate governance is better than 98% of all the banks in S&P index independently. Our board on its own this summer changed the compensation system, which was one of the attacks made about us, on its own from old stock, which was total number of shares of the compensation, to a fixed amount of compensation, which is a balanced cash and stock.
There are no preferential loans at all. There are no preferential business relationships with any of our independent directors, folks (ph). This is totally business acquisitions being made on Sovereign. You all know we are a regulated institution. You all know that we are in the business of making loans and getting deposits. You all know it is very healthy to have your directors try your product. Is it inappropriate for a Coke director to drink Coke? Is it inappropriate for a Home Depot director to visit their stores and buy from Home Depot and come up with an opinion? We don’t think it’s inappropriate at all to have— it would be inappropriate in our opinion to have our directors do all their business with other banks. But there is no way that we should be giving them any preferential treatment, so there is no preferential treatment being given to our independent directors.
At the same time, we structured the deal to have a huge representation on our board of shareholders. So, 2 highly respected— and next week we will announce who they are— 2 highly respected board members are being added, representing $2.5 billion equity investments, okay, the largest shareholders, which is what you would like to see the people who are interested in seeing shareholder value creation, who have a track record and over 20% average annual compounded shareholder value creation at RBS when those same two individuals sat over there for 16 (ph) years. Those are the individuals who are coming on our board.
At the same time, Alan (ph) and I agreed that we’re going to have a high class, a very experienced independent director join us from New York, and from— our nominating committee, it always looks at candidates [inaudible] to be on our board, and is open to bring on any additional high qualified and respected independent directors.
Some of you have asked a question about financials and how do you come up with this. I know you’ve seen this in the past. It’s in your package again (ph). So with that, I’ll open it up, and Ben, is it 10 minutes? I think I’ve stayed within that, so let’s open it up for any questions.

QUESTION AND ANSWER
Ben — Ryan Beck — Analyst
Right, and I’m going to moderate the questions. I just think it’s better if I— there’s a lot of people in this room I don’t know, and I don’t want Jay to be accused of picking on questioners. We have a lot of people on the webcast that are listening, so I’m going to repeat the questions. We only have about 10 or 15 minutes for questions. I know there’s a lot in this room, so I’m going to limit the questions to one. And Jay, I appreciate you being direct with respect to some of the things that [inaudible] risen. So, people (ph), raise your hand if you have a question.
Unidentified Participant
[Inaudible question — microphone is inaccessible.] [Inaudible] the question is the rules don’t require a vote. [Inaudible] structured that way. But can you [inaudible] the rules, subsequent (ph) to the rules, not the quorum, just let shareholders weigh in on [inaudible] transaction. And whether you take the transactions singly or together, this is probably the most important transaction you’ve ever done, bigger than the fleet. I’d argue shareholders should have [inaudible]. And I guess my view on it is this shareholder totally opposes the deal. I think the majority of shareholders do. I don’t know that that’s true or not. You don’t know that that’s true or not. I think you should open it up for a shareholder vote regardless of what’s going on.
Ben — Ryan Beck — Analyst
Jay, you want to just repeat the question, or you—?
Jay Sidhu — Sovereign Bancorp — CEO
—Yes, I think I will repeat the question, is that— the question was, even though not required, why not have a shareholder vote. And I think my point is over here, just like I’ve stated to you, is there’s no question about it. Whenever we’ve done deals which require a shareholder vote, there’s always been a shareholder vote (ph), okay? And this is a normal practice in business that, when you don’t require a shareholder vote, then you have to spend all the extra money, all the extra expense to make all the decisions that need to be made. You don’t have a shareholder vote.
And it’s sort of like if you— it’s always good to pay higher taxes than what you are due, okay? And so, when you file your tax return, you pay the tax that’s due, but it’s very nice to pay more than that. You don’t— you’ve got to give donation, anyway. So, we have decided that we have nothing to do or to hide over here. We are building shareholder value. We want to be open. We want to be able to answer all sorts of questions, and we want to make sure our shareholders understand every aspect of this transaction because we are doing nothing other than making a decision to create shareholder value.
Ben — Ryan Beck — Analyst

Next question?
Unidentified Participant
[Inaudible question — microphone is inaccessible.] Why not allow three more onto the board? They’re not going to control the board, especially given the [inaudible] you’re not going to have a shareholder vote. What can we do [inaudible] situation? They won’t [inaudible]. Why [inaudible]?
Jay Sidhu — Sovereign Bancorp — CEO
Yes, question is why not allow share relational to the board. We have— as I mentioned in the public statement, we have negotiated in good faith with relational, with David Batchelder (ph) and I were involved in that. I have visited them several times at their offices, and unfortunately, at one day prior to their filing of a 13-B attacking in a very disruptive and a very costly way our company’s integrity and what our shareholders will have to bear a cost of basically standing up for what we believe is the right thing to do. And that’s very unfortunate that they went from a good faith opportunity to negotiate with us to basically make baseless what I call accusations. It’s very unfortunate. And otherwise, we have no problems in attracting the appropriate directors. But, we don’t see any value created in having a very disruptive board group.
Ben — Ryan Beck — Analyst
Next question?
Mark Reasman Shareholder
Okay, Mark Reasman (ph). I’ve been a long-term shareholder. I’ve got to tell you that it’s a very disappointing deal the way you’re going about it, and the marketplace is very disappointing. I’ve got to tell you the [inaudible] bank that this doesn’t make sense that— I don’t understand how you get so far along with a foreign bank and allow them so much access and not allow your shareholders [inaudible]. No votes. You said on a conference call—.
Ben — Ryan Beck — Analyst
—Mark, what’s the question?
Mark Reasman Shareholder
Jay, would you allow them to do due diligence with you on Independence? [Inaudible] who did not provide the same access to [inaudible] existing shareholders.
Jay Sidhu — Sovereign Bancorp — CEO

Mark, Santander and Sovereign executed a confidentiality agreement with Independence.
Mark Reasman Shareholder
[Inaudible.]
Jay Sidhu — Sovereign Bancorp — CEO
Can I— yes, I’m sorry about that, but that was not a required, and it wasn’t requested, and that is not customary. But it was open access to somebody who was making the $2.4 billion equity investment in the company. And whenever equity investment is being made through an equity offering, their investment bankers on their behalf do do a due diligence at the company, and that’s what was being done over here.
Ben — Ryan Beck — Analyst
Other questions in the back there?
Unidentified Participant
[Inaudible] 20% of the business [inaudible] $27. Before you did that, [inaudible]. Before you did that, did you examine the markets for the whole of Sovereign?
Jay Sidhu — Sovereign Bancorp — CEO
The question was— Dean (ph) and I covered this I think little bit earlier. The question was that, before we closed our transaction with Santander, did we look at other options and examined other options, I’m sorry, the way you put it. Yes. Our board has a 17-year track record of, every single year, formally going through a strategic options review. We did that this year prior to closing the Santander transaction, and came to the conclusion that what we are doing is the best option for shareholder value creation for us.
Unidentified Participant
Wait a minute. In respect to that, what did you feel as the whole of Sovereign [inaudible] at this moment in time?
Jay Sidhu — Sovereign Bancorp — CEO
We did the reviews, and it’s no question about it. The PE’s of potential acquirers of Sovereign are significantly lower than Sovereign’s. the growth rates right now for the potential acquirers of Sovereign are lower. We did the analysis to come up with their capacity to pay. We did the analysis in terms of our ability to grow our earnings and, from that, we came to the conclusion.

Unidentified Participant
Did you examine that directly [inaudible]?
Ben — Ryan Beck — Analyst
That’s your last question. Jay, you want to respond to that?
Jay Sidhu — Sovereign Bancorp — CEO
The question was if we really did check those numbers. We had four different investment bankers come in to verify those numbers for our board.
Ben — Ryan Beck — Analyst
Okay, I think one last question. Anton?
Anton Analyst
Actually, I have two. One I want—.
Ben — Ryan Beck — Analyst
—Well, we had two in the back there, so I guess you can get two (ph).
Anton Analyst
First of all, I’d like to ask about potential funding ventures (ph) in Santander’s credit [inaudible] earnings. How do you respond to [inaudible] that I’m not sure anybody’s incorporated [inaudible] your ability to achieve these [inaudible]?
Jay Sidhu — Sovereign Bancorp — CEO
That’s a very good question, Anton. We are right now not— our ratings with the sources trends doctrine with Santander behind are bound to be improving as soon as we close, and there is no question about it. There is a very significant benefit to us in terms of our lower funding costs. Also clearly there is a benefit to us because we are in the letter of credit business, and that is all that we have that we are paying a price to another bank, which is couple of million dollars, which goes away with this. So, we feel confident that our strategies (ph) that we have articulated to you will be achieved by Sovereign.
Anton Analyst

May I ask another one, too? Last question.
Ben — Ryan Beck — Analyst
Last question, Anton.
Anton Analyst
Jay, you [inaudible], and I’m going to rephrase this [inaudible] question a little bit. If somebody were to show up with some incredibly high offer that you as a large shareholder (ph), and not only Santander, which has the right, wouldn’t you all want to go [inaudible] I mean if that state (ph) were material now?
Jay Sidhu — Sovereign Bancorp — CEO
Yes. The question was, as a large shareholder, if somebody came up with a very high price for Sovereign, and wouldn’t we look at that. No question about it. If somebody came up with a very high price which covered— I mean, this deal can be— there are consequences. It’s like $100 million break-up fee here and $100 million break-up fee there and those kind of things. And if all those deals, all those things and all those issues showed that it was a better transaction for us that was put on the table, we would definitely look at it.
Ben — Ryan Beck — Analyst
Thanks, Jay. I want to thank everyone. I know there’s a lot more questions in the room. I appreciate— Jay, as you know, there are a lot of critics in this room, and I appreciate you standing up and explaining yourself, and I think you’ll be around for a few minutes after the session. So, thanks, Jay, for coming up today.
Jay Sidhu — Sovereign Bancorp — CEO
Thank you very much.
END OF PRESENTATION AND TRANSCRIPT
Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of stockholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.
This communication is being made in respect of the proposed merger transaction involving Independence Community Bank Corp. and Sovereign Bancorp. In connection with the proposed transaction, Independence Community Bank Corp. will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS OF INDEPENDENCE COMMUNITY BANK CORP. ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.myindependence.com or by mail at Independence Community Bank Corp., Investor Relations, 195 Montague St., Brooklyn, NY 11201, or by Telephone: 718-722-5400.
In addition, documents filed with the SEC by Independence Community Bank Corp. are available free of charge at the SEC’s web site at www.sec.gov. Independence Community Bank Corp. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Independence Community Bank Corp. in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Independence Community Bank Corp. described above. Information regarding Independence Community Bank Corp.’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Independence Community Bank Corp. as described above.